Exhibit 12


                            McMoRan Exploration Co.
             COMPUTATION OF RATIO OF EARNING TO FIXED CHARGES

	                                           Years Ended December 31,
                                  --------------------------------------------
                                	  1995  		  1996	 	  1997	  	  1998		   1999
                                 --------  -------  --------  --------  ------
                                                   (in thousands)
Income (Loss) from
 Continuing Operations	          $(14,635) $(9,862) $(10,538) $(18,116) $ 	109
ADD:
Provision for Income Taxes	          	-      		-       		-       		-      		71
Interest Expense	                    	-    	  	403		   1,272      	238   		679
Rental Expense Factor	               	-      		-    	   	-     		1,021	 	7,787
Earnings Available for
 Fixed Charges	                  	(14,635)		(9,459) 		(9,266)		(16,857)		8,646

Interest Expense                    		-      		403	   	1,272     		238	   	679
Capitalized Interest	                	-      		-       		-       		-     		-
Rental Expense Factor	               	-      		-       		-     		1,021 		7,787
Fixed Charges	                       	-      		403	   	1,272		   1,259	 	8,466

Ratio to Earnings to             --------   ------   -------  --------  ------
 Fixed Charges                      		-(a)    	-(a)     	-(a)    		-(a) 		1.02
                                 ========   ======   =======  ========  ======

(a) There were no fixed charges during 1995. During 1996, 1997 and 1998, we recorded net losses of $9.8 million, $10.5 million and $18.1 million, respectively. These losses were inadequate to cover our fixed charges of $0.4 million in 1996, $1.3 million in 1997 and $1.3 million in 1998.